UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Technology, Suite 150 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Preferred Stock Purchase Rights	The Nasdaq Stock Market (Nasdaq Capital Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None

Explanatory Note.

This Amendment No. 2 on Form 8-A/A is filed to amend and supplement the information set forth in Items 1 and 2 of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) by Netlist, Inc. (the “Company”) on April 17, 2017 (such Registration Statement on Form 8-A as filed on such date, the “Original Form 8-A”) and as amended by that certain Amendment No. 1 on Form 8-A/A  filed with the Commission by the Company on April 17, 2018.

Item 1.   Description of Registrant’s Securities to be Registered.

Item 1 of the Original Form 8-A is hereby amended and supplemented by adding the following paragraph thereto:

On April 16, 2019, the Company entered into a second amendment (the “Second Amendment”) to its Rights Agreement with Computershare Trust Company, N.A., as rights agent. The description of the Second Amendment set forth under Item 1.01 of the Current Report on Form 8-K filed by the Company on April 17, 2019 under the Securities Exchange Act of 1934, as amended, is incorporated herein by reference.

Item 2.   Exhibits.

EXHIBIT INDEX

Exhibit		Filed	Incorporated by Reference
No.	Description	Herewith	Form	File No.	Exhibit	Filing Date
4.1	Amendment No. 2 to Rights Agreement, dated as of April 16, 2019, by and between the Company and Computershare Trust Company, N.A., as rights agent		8-K	001-33170	4.1	April 17, 2019

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NETLIST, INC.

Date: April 17, 2019	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary